EXHIBIT 10.01

August 3, 2007

Dear Claude:

This letter shall confirm our discussions with respect to your continued employment with IDT Corporation and its subsidiaries, affiliates and divisions (“IDT”), and shall supersede and replace all other contracts, agreements and understandings between the parties regarding your employment by IDT (including, without limitation, your December 31, 2003 employment letter agreement with Net2Phone Cable Telephony (as amended April 13, 2005 and September 5, 2006). By signing below in the space indicated, you agree to the following terms of your employment:

Position:	You will serve as a Senior Vice President, Corporate Development for IDT Corporation, and will report to the CFO of IDT Corporation. You shall devote all of your business time and attention to the business and affairs of IDT consistent with your position with IDT.

Term:	The term of your employment will be for two (2) years commencing August 1, 2007.

Salary:	Your annual base salary during the term will be $400,000, payable in accordance with IDT’s normal payroll schedule.

Bonus:	You will receive a guaranteed annual cash bonus during the term of $100,000, payable in equal quarterly installments at the same times as bonuses are paid to other similar executives of IDT in accordance with IDT’s bonus plan.

Options:	As soon as practicable after you sign this letter (subject to the approval of IDT’s Compensation Committee and your execution of a standard stock option agreement), you will be granted options to purchase 58,335 shares of IDT’s Class B common stock under IDT’s 2005 Stock Option and Incentive Plan (the “Incentive Plan”) in accordance with the terms and provisions of such plan. These options will vest over three (3) years.

For 2008 and thereafter, you will be granted such awards under the Incentive Plan (or similar incentive compensation plan) on a basis no less favorable than that basis generally available to executives of IDT holding comparable positions.

Termination Benefits:

In the event that, during the term, your employment is terminated by IDT without Cause (as hereafter defined), then you shall be paid all accrued and unpaid salary and bonus through the termination date, and you shall continue to receive your salary and guaranteed bonus for the remainder of the term (payable in accordance with IDT’s normal payroll schedule). As a condition to receiving the foregoing severance, you will be required to execute and deliver IDT’s standard confidential separation agreement and general release.

In all other events, upon the termination of your employment you shall only be entitled to be paid your accrued and unpaid salary and bonus through the termination date.

For purposes of this letter, “Cause” shall mean any one of the following:

(a) Your indictment or conviction by a court of competent jurisdiction or your plea of guilty or nolo contendere to a felony under the laws of the United States or any state thereof or a misdemeanor involving acts of dishonesty, theft or moral turpitude under the laws of the United States or any state thereof;

(b)your misappropriation or embezzlement of IDT funds;

(c)your commission of an act of fraud with respect to IDT; or

(d)your willful failure to perform your regular duties or failure to comply in any material respect with IDT’s policies and procedures.

Unvested options, shares and other incentive awards under the Incentive Plan shall vest/terminate upon the termination of your employment in accordance with such plan and the terms and conditions of your award agreement.

Upon termination, you will return to IDT any and all IDT materials and equipment in your possession.

Benefits:	You shall be entitled to participate in fringe benefit programs in which IDT employees participate in accordance with their terms.

Vacation:	You shall be entitled to three (3) weeks paid vacation to be taken and carried over from year to year in accordance with IDT’s vacation policies.

Non-Disclosure, Non-Competition And
Non-Solicitation:	The terms of your Non-Disclosure and Non-Competition Agreement, dated July 7, 2006 shall remain in full force and effect in accordance with its terms; provided that the business of the Company defined in paragraph 1 thereof shall be replaced with the following: “Company is a multinational company with operations that span various industries, and is engaged in, among other things, providing telecommunications and internet service worldwide to the retail and wholesale markets, voice-over-Internet protocol communications services, and energy services; and in receivables portfolio management and collection; ethnic food distribution; and brochure distribution.”

Withholding Taxes:	All compensation hereunder shall be subject to applicable withholding taxes.

Dispute Resolution:	Any dispute arising out of or relating to this letter shall be finally determined by arbitration in the State of New Jersey in accordance with the employment arbitration rules of the American Arbitration Association by a neutral arbitrator with no direct or indirect relationship to either party. In such arbitration, (a) the arbitrator shall agree to treat all evidence as confidential; (b) the arbitrator shall have no authority to amend or modify any of the terms of this Agreement; (c) the arbitrator shall have ten (10) business days from the closing statements or submission of post-hearing briefs by the parties to render his or her decision. The results of any such arbitration shall be final and binding upon the parties hereto, and any party may enforce any arbitration award in any court of competent jurisdiction. Each party shall bear its/his own costs of participating in the arbitration proceedings.

Choice of Law:	This letter will be construed and enforced in accordance with the laws of the State of New Jersey, without regard to its conflict of law rules.

All conditions of your employment, including the matters described above, will be subject to the terms and policies that are set forth in IDT’s employee handbook.

Please indicate your acceptance of the terms of this letter by your signature below. This letter may be signed in two (2) or more counterparts, each of which shall be deemed an original, and all of which, together, shall be deemed one and the same document. Delivery of a facsimile version of one or more signatures to this letter shall be deemed adequate delivery for purposes of this letter. Once signed by both parties, this letter shall be binding on both parties.

Very truly yours,

/s/ Steve Brown
Steve Brown

Acknowledged and Agreed to:

/s/ Claude A. Pupkin
Claude Pupkin
Dated: 8/3/07